Exhibit 10.3
EXECUTION VERSION
Amendment to Employment Agreement
This Amendment to Employment Agreement (this “Amendment”) is made effective as of May 11, 2026 (the “Amendment Effective Date”) by and between Light & Wonder, Inc., a Nevada corporation, (the “Company”) and Siobhan Lane (“Executive”).

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of October 10, 2022 (as amended, the “Agreement”);]

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Term Extension. The parties agree that the Term of the Agreement is extended to July 1, 2029. For the avoidance of doubt, the Term shall continue to be subject to automatic renewals per the provisions of Section 1.

2.Increase in Base Salary. The Agreement is amended by adding the following sentence to the end of Section 3(a): “Effective as of April 1, 2026, Executive’s base salary increased to $807,648.75 per annum.”

3.Increase in Incentive Compensation. The Agreement is amended by adding the following sentence to the end of Section 3(b): “Effective as of April 1, 2024, Executive’s Incentive Compensation Target Bonus percentage increased to 100%.”

4.Notice to be Given by Executive. The first sentence of Section 4(a), “Termination by Executive for Other than Good Reason,” is amended to replace 60 days with 90 days.

5.Amendment to Sections 4(e)(iv) and 4(f)(iv). Sections 4(e)(iv) and 4(f)(iv) are deleted and replaced with the following:

(iv) if Executive timely elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the full monthly premiums for such coverage on a monthly basis until the earlier of: (A) a period of eighteen (18) months has elapsed; or (B) Executive is eligible for medical coverage under a plan provided by a new employer. In addition, if the eighteen (18) month period set forth in the foregoing sub-section (A) expires before Executive is eligible for medical coverage under a plan provided by a new employer, then the Company shall pay the full monthly premiums for Executive’s medical coverage under a health plan obtained by Executive that is comparable to the Company’s group health plan, until the earlier of a period of six (6) additional months has elapsed (for the avoidance of doubt, until the end of the 24-month period following the date of such termination) or Executive is eligible for medical coverage under a plan provided by a new employer.

6.Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.

7.This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of May 11, 2026.

LIGHT & WONDER, INC.

By:	/s/ Roxane Lukas
Name:	Roxane Lukas
Title:	EVP and Chief People Capability Officer

/s/ Siobhan Lane
Siobhan Lane
2